As filed with the Securities and Exchange Commission on September 3, 2019.

Registration No. 333-227620
Registration No. 333-229981

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-227620
FORM S-8 REGISTRATION STATEMENT NO. 333-229981

UNDER THE SECURITIES ACT OF 1933

MARATHON PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	27-1284632
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

539 South Main Street
Findlay, Ohio	45840
(Address of Principal Executive Offices)	(Zip Code)

Andeavor 401(k) Plan
(Full Title of the Plan)
Molly R. Benson
Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary
539 South Main Street
Findlay, Ohio 45840-3229
419-422-2121
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This post-effective amendment is being filed to remove from registration any and all securities, including common stock and plan interests, that were registered but unissued or unsold under Registration Statement No. 333-227620, originally filed by Marathon Petroleum Corporation (the "Company") with the Securities and Exchange Commission (the “SEC”) on October 1, 2018, and Registration Statement No. 333-229981, originally filed by the Company with the SEC on February 28, 2019 (together, the “Registration Statements”).

The Company is removing from registration such securities because its obligation to maintain the effectiveness of the Registration Statements has terminated as a result of the merger of the Andeavor 401(k) Plan into the Marathon Petroleum Thrift Plan on April 30, 2019. As a result of the merger, any offering pursuant to the Registration Statements has been terminated.

This post-effective amendment does not deregister the shares of common stock and associated plan interests registered under the Marathon Petroleum Thrift Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Findlay, State of Ohio, on September 3, 2019.

MARATHON PETROLEUM CORPORATION

By:	/s/ Molly R. Benson
Name: Molly R. Benson
Title: Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary